Exhibit 99.2

n e w s r e l e a s e	Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
http://www.humana.com

FOR MORE INFORMATION CONTACT:

Regina Nethery
Humana Investor Relations
(502) 580-3644
e-mail: Rnethery@humana.com

Tom Noland

Humana Corporate Communications

(502) 580-3674

e-mail: Tnoland@humana.com

Humana Reports Second Quarter 2016 Financial Results;

Reaffirms Recent 2016 Financial Guidance Increase

•	All major lines of business are exceeding management’s original expectations, with the exception of individual commercial

•	Enhanced consumer participation and engagement helping to drive improvement in Medicare Advantage and Healthcare Services results

•	Humana awarded Department of Defense TRICARE East Region contract

LOUISVILLE, KY (August 3, 2016) – Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended June 30, 2016 (2Q 2016) versus the quarter ended June 30, 2015 (2Q 2015) and for the six months ended June 30, 2016 (1H 2016) versus for the six months ended June 30, 2015 (1H 2015) as follows:

Consolidated pretax income (in millions)	2Q 2016	2Q 2015 Recast (a)	1H 2016	1H 2015 Recast (a)
Generally Accepted Accounting Principles (GAAP)	$636	$793	$1,136	$1,537
Transaction and integration costs associated with pending transaction with Aetna Inc. (Aetna)	26	—	61	—
Amortization associated with identifiable intangibles	20	24	41	50
Gain related to sale of Concentra, Inc. (Concentra)	—	(267)	—	(267)
Adjusted (non-GAAP) (a)	$682	$550	$1,238	$1,320

Diluted earnings per common share (EPS)	2Q 2016	2Q 2015 Recast (a)	1H 2016	1H 2015 Recast (a)
GAAP	$2.06	$2.85	$3.75	$5.67
Transaction and integration costs associated with pending Aetna transaction	0.16	—	0.37	—
Amortization associated with identifiable intangibles	0.08	0.10	0.17	0.21
Gain related to Concentra sale (1H15 EPS impact includes tax benefit from 1st quarter)	—	(1.18)	—	(1.53)
Adjusted (non-GAAP) (a)	$2.30	$1.77	$4.29	$4.35

The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP financial measures as indicators of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

“Our second quarter and year-to-date results show the improvement in the effectiveness of our clinical programs and increasing clinical engagement by our members,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “The improved health outcomes from these programs is not only lowering healthcare costs, but allowing more affordable options for our Medicare members.”

GAAP consolidated pretax income for 2Q 2016 of $636 million was down $157 million, or 20 percent, compared to $793 million in 2Q 2015, reflecting higher operating earnings in each of the company’s segments more than offset by the impact of the pretax gain associated with the completion of the sale of Concentra in June 2015 as well as the 2Q 2016 increase in the company’s premium deficiency reserve (PDR) for certain of its 2016 Individual Commercial policies. Higher segment operating earnings primarily reflected year-over-year increases across a number of the company’s businesses, particularly the individual Medicare Advantage and Healthcare Services businesses, which were partially offset by continuing challenges in the company’s individual commercial medical (Individual Commercial) business.

Adjusted consolidated pretax income for 2Q 2016 of $682 million rose $132 million, or 24 percent, versus $550 million in 2Q 2015 primarily due to the same factors impacting the GAAP pretax income comparison, with the exception of the prior year Concentra gain, which was not included in Adjusted pretax income.

GAAP consolidated pretax income for 1H 2016 of $1.14 billion decreased $401 million, or 26 percent, from $1.54 billion in 1H 2015. Adjusted consolidated pretax income for 1H 2016 of $1.24 billion declined $82 million, or 6 percent, versus $1.32 billion in 1H 2015. In each case, changes for pretax income for 1H 2016 versus 1H 2015 were primarily due to the same factors impacting the year-over-year comparison for 2Q 2016 as well as the unfavorable effect of leap year seasonality.

Further discussions of each segment’s pretax operating results are included in the segment highlights below.

The lower year-over-year GAAP EPS for 2Q 2016 and 1H 2016 reflected the same factors impacting GAAP consolidated pretax. EPS for 1H 2016 also includes $0.12 per diluted common share beneficial impact of the early adoption of a new pronouncement issued by the Financial Accounting Standards Board regarding the accounting for the tax effect of stock-based compensation. As permitted by this accounting standard, the company has chosen to adopt this change effective as of January 1, 2016, retroactively impacting the company’s financial results for the first quarter of 2016. Similarly, the year-over-year changes in Adjusted EPS for 2Q 2016 and 1H 2016 reflected the same drivers of the year-over-year increases in Adjusted consolidated pretax income as well as the positive impact on the 1H16 Adjusted EPS from the adoption of the new accounting standard referenced above.

2016 Earnings Guidance

Humana today reaffirmed its recently raised GAAP EPS guidance for the year ending December 31, 2016 (FY16) as follows:

FY16 financial guidance	EPS
Generally Accepted Accounting Principles (GAAP)	At least $8.55
Transaction and integration costs (a)	At least 0.37
Amortization of identifiable intangibles (a)	0.33
Adjusted (non-GAAP) guidance (a)	At least $9.25

Details regarding the company’s recent increase in FY16 EPS guidance are included in the table on page 23 of this release. Additional FY16 financial guidance points are included in the table on page 24 of this release.

“We are pleased that our year-to-date financial results are demonstrating consistently strong operational execution across our core businesses, though challenges in our Individual Commercial business remain,” said Brian A. Kane, Senior Vice President and Chief Financial Officer for Humana. “This outperformance allowed us to recently raise our EPS guidance for 2016 and to begin returning to our target margin levels more quickly than we had previously anticipated.”

Aetna Transaction

As previously announced, Humana entered into a definitive merger agreement with Aetna on July 2, 2015 under which, at the closing, Aetna will acquire each outstanding common share of Humana for $125 in cash and 0.8375 of an Aetna common share. At separate special stockholder meetings both held on October 19, 2015, Humana stockholders approved the adoption of the Aetna merger agreement and Aetna shareholders approved the issuance of the Aetna common stock in the transaction.

The transaction is subject to customary closing conditions, including the expiration of the Hart-Scott-Rodino antitrust waiting period and approvals of certain state Departments of Insurance and other regulators. Aetna and Humana previously agreed to extend the time period to obtain regulatory approvals to no later than December 31, 2016, as permitted under the merger agreement. On July 21, 2016, the U.S. Department of Justice (DOJ) filed a civil antitrust lawsuit charging that the merger would violate Section 7 of the Clayton Antitrust Act, and seeking a permanent injunction that would prevent the closing of the transaction. Resolution of the DOJ litigation could extend beyond December 31, 2016. Together with Aetna, the company intends to vigorously defend the transaction in response to the lawsuit as noted in Aetna and Humana’s joint press release dated July 21, 2016. That release is available on Humana’s Investor Relations at humana.com.

In order to address the DOJ’s perceived competitive concerns regarding Medicare Advantage, on August 2, 2016, the company and Aetna each entered into definitive asset purchase agreements (the Humana APA and the Aetna APA, respectively) to sell for cash to Molina Healthcare, Inc. certain of their respective Medicare Advantage assets. The sale price under the Humana APA and the Aetna APA is approximately $117 million in the aggregate, based on the estimated membership in the plans involved in the transaction. The transactions contemplated by the Humana APA and the Aetna APA remain subject to the completion of Humana’s transaction with Aetna, the resolution of the DOJ litigation, the Centers for Medicare and Medicaid Services (CMS) approvals and actions and customary closing conditions, including approvals of state Departments of Insurance and other regulators.

Conference Call

Given the pending transaction with Aetna, the company is not hosting a conference call in conjunction with its 2Q 2016 earnings release and does not expect to do so for future quarters. Please direct any questions regarding this earnings release to Humana Investor Relations or Humana Corporate Communications.

Humana Consolidated Highlights

Consolidated revenues

Consolidated revenues (including investment income) for 2Q 2016 were $14.01 billion, an increase of $275 million, or 2 percent, from $13.73 billion in 2Q 2015, with total premiums and services revenues for 2Q 2016 of $13.91 billion increasing $293 million, or 2 percent, from $13.62 billion in 2Q 2015. The year-over-year increase in premiums and services revenues primarily reflected premiums associated with higher average individual Medicare membership and per-member premium increases for certain of the company’s lines of business. These increases were partially offset by lower services revenues in 2Q 2016 given the sale of Concentra in June 2015 and the loss of premiums associated with a large group Medicare account that moved to a private exchange on January 1, 2016.

Consolidated revenues for 1H 2016 increased $242 million, or 1 percent, to $27.81 billion from $27.57 billion in 1H 2015 with total premiums and services revenues of $27.61 billion in 1H 2016 also up 1 percent, increasing $255 million from $27.36 billion in the prior-year period. The 1H 2016 year-over-year increases for consolidated revenues and total premiums and services revenues were primarily driven by the same factors impacting the year-over-year comparison for 2Q 2016.

Consolidated benefits expense

The 2Q 2016 consolidated benefit ratio of 84.3 percent decreased by 90 basis points from 85.2 percent for 2Q 2015 reflecting a lower benefit ratio year over year in both the Retail and Group segments. For the Retail segment, the decrease primarily reflected the operating initiatives of businesses within the segment resulting in favorable prior period medical claims development (Prior Period Development) and lower current-year Medicare utilization than was anticipated in pricing. These items were partially offset by an increase in the company’s PDR associated with certain of the company’s 2016 Individual Commercial policies. For the Group segment, the decrease primarily reflected the favorable current-year medical claims development for 2Q 2016 compared to unfavorable current-year medical claims development in 2Q 2015. Additionally, adjustments to risk adjustment accruals associated with data received from CMS in June of each year were more favorable in 2Q 2016 than in 2Q 2015.

The 1H 2016 consolidated benefit ratio of 84.6 percent increased by 50 basis points from 84.1 percent in 1H 2015 reflecting an increase in the Retail segment benefit ratio, partially offset by a decrease in the Group segment benefit ratio. In addition to the factors impacting the second quarter year-over-year comparison, the unfavorable seasonal impact of an extra business day in 1H 2016 from leap year negatively impacted the benefit ratio for both the Retail and Group segments.

The company’s Individual Commercial business increased the consolidated benefit ratios for 2Q 2016 by 180 basis points though had no material impact on that ratio in 2Q 2015. The Individual Commercial business raised the company’s consolidated benefit ratio by 80 basis points in 1H 2016 and decreased the consolidated benefit ratio by 60 basis points in 1H 2015.

Consolidated Prior Period Development (in millions) Favorable (unfavorable)	First quarter	Second quarter	First Half
Prior Period Development from prior years recognized in FY 2016	$340	$95	$435
Prior Period Development from prior years recognized in FY 2015	$194	($16)	$178

Prior Period Development for the first two quarters of 2016 and 2015 is shown above and decreased the consolidated benefit ratio by 70 basis points in 2Q 2016 while increasing the consolidated benefit ratio by 10 basis points in 2Q 2015. Prior Period Development lowered the 1H 2016 consolidated benefit ratio by 160 basis points versus by 70 basis points in 1H 2015.

Consolidated operating expenses

Consolidated operating cost ratio (operating costs as a percent of total revenues less investment income)	2Q 2016	2Q 2015	1H 2016	1H 2015
GAAP	12.4%	13.3%	12.7%	13.8%
Transaction and integration costs associated with pending Aetna transaction	(0.2%)	—	(0.2%)	—
Adjusted (non-GAAP) (a)	12.2%	13.3%	12.5%	13.8%

The 2Q 2016 GAAP consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 12.4 percent decreased 90 basis points from 13.3 percent in 2Q 2015, primarily reflecting declines in both the Retail and Group segments as well as the sale of Concentra in June 2015, which carried a higher operating cost ratio than that for the company on a consolidated basis. For the Retail segment, this primarily reflected administrative cost efficiencies associated with medical membership growth and ongoing operational efficiency efforts in the segment being partially offset by an increase in the impact of the non-deductible health insurance industry fee and the loss of the large group Medicare Advantage account (which carried a lower operating cost ratio than that for individual Medicare Advantage business). For the Group segment, the decline primarily reflected the loss of certain large ASO accounts resulting in a lower percentage of ASO business (which carries a higher operating cost ratio than fully-insured commercial business) as well as operating cost efficiencies associated with the fully-insured business. Operating cost efficiencies were primarily the result of sustainable cost reduction initiatives.

The Adjusted consolidated operating cost ratio of 12.2 percent declined 110 basis points versus the prior year with the year-over-year improvement driven by the same factors as the change in the GAAP operating cost ratio.

The 1H 2016 GAAP consolidated operating cost ratio of 12.7 percent decreased 110 basis points from 13.8 percent in 1H 2015, while the Adjusted consolidated operating cost ratio of 12.5 percent declined 130 basis points year over year with both sets of changes attributable to the same factors impacting the year-over-year comparison of the second quarter’s GAAP consolidated operating cost ratio.

Balance sheet

Cash, cash equivalents and investment securities

•	At June 30, 2016, the company had cash, cash equivalents, and investment securities of $11.90 billion, down $582 million, or 5 percent, from $12.48 billion at March 31, 2016 primarily reflecting the changes driven by the use of cash in operations discussed below as well as capital expenditures, lower contract deposit accruals and cash dividends paid to stockholders.

•	At June 30, 2016, cash and short-term investments held at the parent company of $1.76 billion (including approximately $300 million associated with outstanding commercial paper) increased $353 million, or 25 percent, from $1.41 billion (also including approximately $300 million associated with outstanding commercial paper) at March 31, 2016. This change primarily reflected dividends the parent company received from subsidiaries during 2Q 2016 partially offset by capital contributions into certain subsidiaries, capital expenditures and cash dividends paid to stockholders. Subsidiary dividends to the parent company of $663 million in 2Q 2016 compared to $457 million in 2Q 2015.

•	Assuming no outstanding commercial paper at December 31, 2016, the company anticipates its cash and short-term investments held at the parent company will be in the range of $1.2 billion to $1.5 billion at that time.

Premium stabilization programs (3Rs) receivables (b)

•	At June 30, 2016, net receivables of $900 million were associated with the 3Rs with approximately 45 percent related to reinsurance recoverables. At June 30, 2016, net receivables (payables) for the 3Rs were as follows:

Net Amounts Accrued for the 3Rs (in millions) Assets (liabilities)	Balances related to prior plan years at 6/30/16	Balances related to 2016 plan year at 6/30/16	Total Balances at 6/30/16	Total Balances at 3/31/16	Total Balances at 12/31/15
Reinsurance recoverables	$316	$86	$402	$427	$610
Net risk adjustment settlement	(105)	61	(44)	(134)	(87)
Net risk corridor settlement (c)	415	127	542	466	459
Total 3Rs Accrued, net	$626	$274	$900	$759	$982

•	In the first quarter of 2016, the Department of Health and Human Services (HHS) paid health plans a portion of the estimated reinsurance recoverables for the 2015 plan year, with the remainder expected to be paid in the third and fourth quarters of 2016. Reinsurance recoverables associated with the 2014 plan year were paid by HHS in the third and fourth quarters of 2015.

•	Net risk corridor receivables are anticipated to be primarily collected in future years and thus the related amounts have been classified as long-term receivables as of June 30, 2016.

Benefits payable

•	Days in claims payable (DCP) of 42.6 at June 30, 2016 decreased 0.4 days from 43.0 at March 31, 2016 and increased 1.5 days from 41.1 at June 30, 2015. DCP represents the benefits payable at the end of the quarter divided by the average benefits expense per day in the quarter. The company computes this metric excluding: (1) the impact of the military services and Medicare stand-alone PDP businesses, (2) reinsurance expense related to the Individual Commercial business and long-duration products and (3) the PDR related to the 2016 Affordable Care Act (ACA)-compliant Individual Commercial policies.

•	As previously disclosed, in the fourth quarter of 2015, the company recorded a PDR related to certain of its 2016 Individual Commercial policies. Based on the evaluation of claims data received through June 2016, the company increased its FY16 PDR by approximately $208 million in 2Q 2016. The PDR is included on the company’s balance sheet in benefits payable. Activity associated with the PDR during 1H 2016 was as follows:

Premium Deficiency Reserve Rollforward (in millions)
Balance at January 1, 2016	$176
1Q 2016 financial results for ACA-compliant Individual Commercial business (excluding related indirect administrative costs) applied to PDR	13
Balance at March 31, 2016	189
2Q 2016 financial results for ACA-compliant Individual Commercial business (excluding related indirect administrative costs) applied against PDR	(60)
2Q 2016 change in FY16 estimate impacting benefit expense	208
Balance at June 30, 2016	$337

Debt-to-total capitalization

•	Debt-to-total capitalization at June 30, 2016 was 27.3 percent, down 70 basis points from 28.0 percent at March 31, 2016, and below the company’s long-term target range of 30 to 35 percent needed to maintain its investment grade credit rating, providing the company with significant financial flexibility. The sequential change in this ratio primarily reflected higher capital from the net impact of 2Q 2016 earnings, partially offset by cash dividends during the quarter. The company had approximately $300 million outstanding on its commercial paper program as of June 30, 2016 and as of March 31, 2016.

Cash flows from operations

•	Cash flow used in operations of $296 million in 2Q 2016 compared favorably to cash flows used in operations of $608 million in 2Q 2015 primarily due to the timing of working capital changes and higher earnings, exclusive of the gain on the sale of Concentra and the increase in the PDR.

•	For 1H 2016, cash flows provided by operations totaled $206 million versus $501 million of cash flows used in operations during 1H 2015, a positive change of $707 million year over year. The year-over-year comparison primarily reflected the same factors impacting second-quarter cash flows. Significant year-over-year changes to working capital items primarily included the early receipt of certain commercial reinsurance recoveries from HHS in the first quarter of 2016, one less payroll cycle in 1H 2016 than in 1H 2015 and lower management incentive payments in 1H 2016 associated with prior-year performance than those paid in 1H 2015.

Share repurchases

•	In September 2014, the company’s Board of Directors approved a new $2 billion share repurchase authorization with an expiration date of December 31, 2016 that replaced its previous $1 billion share repurchase authorization. Approximately $1.04 billion of the current $2 billion repurchase authorization remains outstanding.

•	Due to the pending transaction with Aetna, the company suspended its share repurchase program on July 2, 2015.

Cash dividends

•	The company paid cash dividends to its stockholders of $43 million in 2Q 2016 and $42 million in 2Q 2015. Cash dividends of $90 million were paid to the company’s stockholders during 1H 2016 and $86 million in 1H 2015.

•	The company’s ability and intent to continue its quarterly dividend policy is not impacted by the pending transaction with Aetna, although the company has agreed with Aetna that its quarterly dividend will not exceed $0.29 per share prior to closing the transaction.

Humana’s Retail Segment

This segment consists of Medicare benefits, marketed to individuals or directly via group accounts, as well as Individual Commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products. In addition, this segment also includes the company’s contract with CMS to administer the Limited Income Newly Eligible Transition (LI-NET) prescription drug plan program and contracts with various states to provide Medicaid, dual eligible, and Long-Term Support Services (LTSS) benefits. These contracts are collectively referred to as state-based contracts.

Retail Segment Highlights – 2Q 2016 and 1H 2016

Individual Medicare Advantage business

•	Operating results for the company’s individual Medicare Advantage business are ahead of the company’s original expectations due to strong operational execution resulting in favorable Prior Period Development and lower current-year utilization than was anticipated in pricing. The primary focus of the company’s operational initiatives centered around expanding the number of members in the company’s clinical programs through improved outreach efforts and member engagement, as well as optimizing the performance of existing initiatives to reduce medical cost trend. The improved performance is consistent with the emerging experience the company noted during the first quarter of 2016, a meaningful portion of which was incorporated into the company’s bids for 2017 filed with CMS.

•	Net projected enrollment gains for FY16 now reflect slightly lower sales than management’s previous expectations resulting from adjustments made to the company’s 2016 offerings to balance margin improvement and membership growth.

•	During 2Q 2016, the company submitted its proposed 2017 Medicare Advantage and stand-alone PDP offerings to CMS. These proposed plan designs reflected the beneficial effect of the non-deductible health insurance fee suspension for 2017, balancing, on a market-by-market basis, benefit adjustments, strengthening of provider networks and margin improvement. Humana believes it will have a compelling value proposition to offer Medicare beneficiaries for 2017, allowing for net growth in membership while maintaining margin discipline.

Stand-alone Prescription Drug Plan (PDP) business

•	The company’s stand-alone PDP business is performing slightly ahead of management’s expectations reflecting solid membership growth and emerging cost trends that are favorable versus expectations incorporated into 2016 plan designs. Importantly, the company’s Humana-Walmart plan remains a leader in low-price product offerings.

Group Medicare Advantage business

•	The company’s group Medicare Advantage business is performing ahead of management’s original expectations, primarily reflecting favorable Prior Period Development. As expected, revenues and earnings for this business are lower than those in the prior year, primarily due to the previously disclosed loss of a large profitable account on January 1, 2016 when that account moved to a private exchange. The majority of members in the account that moved to a private exchange opted for Original Medicare combined with a Medicare supplement offering.

Individual Commercial business

•	As previously disclosed, the company established a PDR in the fourth quarter of 2015 associated with certain of its Individual Commercial policies for 2016. In 2Q 2016, based on the evaluation of claims data received through June 2016, the company increased its FY16 PDR by approximately $208 million. Additionally, based on updated information received from CMS on June 30, 2016 and Prior Period Development, the company recorded net pretax expenses in 1H 2016 of approximately $52 million to reflect changes to its accruals for the premium stabilization programs and Prior Period Development.

•	During 2Q 2016, the company filed plans with state Departments of Insurance to offer on-exchange Individual Commercial health plans in 11 states in 2017. Humana currently offers on-exchange coverage in 15 states. The company has limited on-exchange membership in the four states where it intends to discontinue that coverage in 2017. Humana also intends to discontinue substantially all ACA-compliant off-exchange Individual Commercial plans in 2017.

•	The company expects its 2017 geographic presence for Individual Commercial offerings to cover no more than 156 counties, down from its 2016 presence in 1,351 counties (covering both on-exchange and off-exchange offerings). Humana expects 2017 premiums associated with ACA-compliant offerings in the range of $750 million to $1 billion versus approximately $3.4 billion projected for FY16 reflecting the adjustment to the company’s geographic presence, partially offset by premium increases pending regulatory review.

•	Humana’s Individual Commercial on-exchange plans for 2017 have yet to be finalized, pending government approval from state and federal regulatory agencies.

•	Humana aims to maintain Individual Commercial on-exchange coverage options in markets where it expects to be able to offer a high-quality and ultimately, stable Individual Commercial health plan. The company will continue to work closely with the current and future federal administrations and state governments to enhance coverage options for individuals.

•	The company will continue to evaluate the performance of this business for 2016 as it further develops and the corresponding impact on the PDR, if any.

State-based contracts business

•	Operating performance of the company’s state-based contract business is exceeding management’s original expectations primarily due to the benefit of a retroactive rate increase for the company’s Medicaid Temporary Assistance for Needy Families (TANF) products in Florida, provider network initiatives and the continued rationalization of this business’ administrative cost structure.

Retail segment premiums and services revenue:

•	The 2Q 2016 premiums and services revenue for the Retail segment was $12.03 billion, an increase of $469 million, or 4 percent, from $11.56 billion in 2Q 2015. The higher revenues resulted primarily from an increase in average membership year over year in the company’s individual Medicare offerings as well as per-member premium increases partially offset by the loss of premiums associated with a large group Medicare account that moved to a private exchange as well as lower Individual Commercial membership.

•	1H 2016 premium and services revenue for the Retail segment was $23.86 billion, an increase of $724 million, or 3 percent, from $23.14 billion in 1H 2015, primarily reflecting the same factors impacting the year-over-year comparison for the second quarter.

Retail segment enrollment:

•	Individual Medicare Advantage membership was 2,816,500 as of June 30, 2016, an increase of 107,200, or 4 percent, from 2,709,300 at June 30, 2015, and up 63,100, or 2 percent, from 2,753,400 as of December 31, 2015, primarily due to net membership additions associated with the 2016 plan year, particularly in the company’s HMO offerings.

•	Group Medicare Advantage membership was 351,700 as of June 30, 2016, a decrease of 121,400, or 26 percent, from 473,100 at June 30, 2015 and down 132,400, or 27 percent, from 484,100 at December 31, 2015, primarily due to the previously disclosed loss of a large profitable account on January 1, 2016 as this account moved to a private exchange.

•	Membership in the company’s stand-alone PDP offerings was 4,856,300 as of June 30, 2016, an increase of 413,800, or 9 percent, from 4,442,500 at June 30, 2015, and up 298,400, or 7 percent, from 4,557,900 as of December 31, 2015. These increases primarily resulted from growth in the company’s low-price Humana-Walmart plan offering.

•	Individual Commercial membership of 792,000 as of June 30, 2016, was down 244,700, or 24 percent, from 1,036,700 at June 30, 2015, and down 107,100, or 12 percent, from 899,100 at December 31, 2015. The year-over-year change primarily reflected the loss of membership associated with 1H 2016 ACA-compliant plan discontinuances, loss of membership associated with non-payment of premiums or termination by CMS due to lack of eligibility documentation and lower membership in legacy (non-ACA-compliant) plans. The year-to-date change in Individual Commercial membership primarily reflected the loss of membership associated with 1H 2016 ACA-compliant plan discontinuances as well as lower membership in legacy plans.

•	State-based contracts membership (including dual-eligible demonstration members) was 391,600 as of June 30, 2016, an increase of 39,600, or 11 percent, from 352,000 at June 30, 2015, and up 17,900, or 5 percent, from 373,700 at December 31, 2015. These increases were primarily driven by the addition of membership under the Florida state-based contracts.

•	Membership in individual specialty products(d) was 1,139,300 as of June 30, 2016, a decrease of 64,300, or 5 percent, from 1,203,600 at June 30, 2015, and down 13,800, or 1 percent, from 1,153,100 at December 31, 2015. These decreases primarily resulted from the loss of Individual Commercial members that also had specialty coverage.

Retail segment benefits expense:

•	The 2Q 2016 benefit ratio for the Retail segment of 86.8 percent decreased 30 basis points from 87.1 percent in 2Q 2015 due to operating initiatives on businesses within the segment resulting in favorable Prior Period Development and lower current-year utilization than was anticipated in pricing. These items were partially offset by an increase in the PDR associated with certain of the company’s 2016 Individual Commercial policies. The company’s Individual Commercial business negatively impacted the Retail segment benefit ratio by 190 basis points in 2Q 2016 versus a positive impact of 30 basis points for 2Q 2015.

•	The 1H 2016 benefit ratio for the Retail segment of 87.2 percent was 70 basis points higher than the 1H 2015 ratio of 86.5 percent primarily reflecting the unfavorable seasonal impact of an extra business day’s claims from leap year in 1H 2016, lower policy reserve releases associated with the company’s Individual Commercial business as medical members transition to ACA-compliant plans, and the same factors impacting the year-over-year comparisons for the second quarter. The company’s Individual Commercial business negatively impacted the Retail segment benefit ratio by 60 basis points in 1H 2016 versus a positive impact of 90 basis points for 1H 2015.

Retail Segment Prior Period Development (in millions) Favorable (unfavorable)	First quarter	Second quarter	First Half
Prior Period Development from prior years recognized in FY 2016	$298	$98	$396
Prior Period Development from prior years recognized in FY 2015	$188	($11)	$177

•	The Retail segment Prior Period Development increased to $98 million in 2Q 2016 compared to unfavorable development of $11 million in 2Q 2015. This increase primarily related to favorable year-over-year comparisons for the company’s Medicare Advantage and Individual Commercial businesses. Prior Period Development for the Retail segment for 1H 2016 increased to $396 million compared to $177 in 1H 2015 reflecting the same factors impacting year-over-year comparisons for the second quarter.

•	Prior Period Development decreased the 2Q 2016 Retail segment benefit ratio by 80 basis points and increased the ratio by 10 basis points in 2Q 2015. Prior Period Development lowered the 1H 2016 consolidated benefit ratio by 170 basis points and by 80 basis points in 1H 2015.

Retail segment operating costs:

•	The Retail segment’s operating cost ratio of 10.3 percent in 2Q 2016 declined 20 basis points from 10.5 percent in 2Q 2015. The ratio decreased year over year as administrative cost efficiencies associated with medical membership growth and ongoing operational efficiency efforts in the segment were partially offset by an increase in the impact of the non-deductible health insurance industry fee and the loss of the large group Medicare Advantage account (which carried a lower operating cost ratio than that for individual Medicare Advantage business).

•	The Retail segment’s 1H 2016 operating cost ratio of 10.5 percent compared to 10.7 percent in 1H 2015 reflecting the same factors impacting the year-over-year comparisons for the second quarter.

•	The non-deductible health insurance industry fee increased the Retail segment’s operating cost ratio by approximately 170 basis points in 2Q 2016 and 160 basis points in 2Q 2015, while increasing the ratio by approximately 170 basis point in 1H 2016 and 160 basis points in 1H 2015.

Retail segment pretax results:

Retail segment pretax income (in millions)	2Q 2016	2Q 2015 Recast	1H 2016	1H 2015 Recast
GAAP	$320	$260	$474	$635
Amortization associated with identifiable intangibles	6	7	12	14
Adjusted (non-GAAP)	$326	$267	$486	$649

•	The Retail segment’s GAAP pretax income of $320 million in 2Q 2016 compared to GAAP pretax income of $260 million in 2Q 2015, an increase of $60 million, or 23 percent, while Adjusted pretax income for the Retail segment of $326 million in 2Q 2016 increased $59 million, or 22 percent, from $267 million of Adjusted pretax income for the Retail segment in 2Q 2015. Both the GAAP and Adjusted year-over-year increases resulted from an improvement in results across most business lines in the segment, partially offset by a year-over-year decline in results for the company’s Individual Commercial business.

•	For 1H 2016, GAAP pretax income for the Retail Segment of $474 million decreased by $161 million, or 25 percent, while Adjusted pretax income for the Retail segment of $486 million in 1H 2016 decreased $163 million, or 25 percent, from $649 million of Adjusted pretax income for the Retail segment in 1H 2015. Both the GAAP and Adjusted year-over-year decreases resulted from the year-over-year decline in the Individual Commercial business and the unfavorable effect of leap year seasonality more than offsetting the year-to-date improvement in results across other business lines year over year.

Humana’s Group Segment

This segment consists of employer group commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and voluntary insurance benefits, as well as Administrative Services Only (ASO) products. In addition, the Group segment includes health and wellness products (primarily marketed to employer groups) and military services business, primarily the TRICARE South Region contract.

Group Segment Highlights – 2Q 2016 and 1H 2016

•	The Group segment’s operating performance is exceeding management’s original expectations due to favorable Prior Period Development, positive changes in small group risk adjustment accruals in light of data received from CMS, lower utilization and outperformance in the company’s military services business.

•	The company’s current 5-year South Region contract, which expires on March 31, 2017, is subject to annual reviews on April 1 of each year during its term at the government’s option. On March 30, 2016, the company received notice that the Defense Health Agency (DHA) exercised its option to extend the TRICARE South Region contract through March 31, 2017. The next generation of TRICARE contracts consolidates three regions into two – East and West, with the current North Region and South Region combined to form the East Region. On July 21, 2016, the company was notified by the DHA that it was awarded the contract for the TRICARE East Region. The East Region and West Region contract awards are subject to protests.

Group segment premiums and services revenue:

•	The 2Q 2016 premiums and services revenue for the Group segment were $1.83 billion, down $15 million, or 1 percent, from $1.84 billion in 2Q 2015, primarily reflecting declines in average fully-insured and ASO commercial group medical membership, partially offset by an increase in fully-insured group medical per-member premiums.

•	The 1H 2016 premium and services revenue for the Group segment was $3.64 billion, a decrease of $60 million, or 2 percent, from $3.70 billion in 1H 2015, primarily reflecting the same factors impacting the year-over-year comparison for the second quarter.

Group segment enrollment:

•	Group fully-insured commercial medical membership was 1,140,100 at June 30, 2016, a decrease of 39,000, or 3 percent, from 1,179,100 at June 30, 2015, and also down 38,200, or 3 percent, from 1,178,300 at December 31, 2015 reflecting lower membership in both large group and small group accounts. The portion of group fully-insured commercial medical membership in small group accounts (2-99 sized employer groups) was approximately 66 percent at June 30, 2016 versus 64 percent at June 30, 2015 and 65 percent at December 31, 2015.

•	Group ASO commercial medical membership was 578,400 at June 30, 2016, a decline of 158,200, or 21 percent, from 736,600 at June 30, 2015, and also down 132,300, or 19 percent from 710,700 at December 31, 2015. The declines primarily reflect the loss of certain large group accounts due to continued discipline in pricing of services for self-funded accounts amid a highly competitive environment.

•	Military services membership was 3,074,800 at June 30, 2016, an increase of 3,500, or less than 1 percent, from 3,071,300 at June 30, 2015, and essentially flat versus 3,074,400 at December 31, 2015.

•	Membership in Group specialty products was 5,863,000 at June 30, 2016, a decline of 316,700, or 5 percent, from 6,179,700 at June 30, 2015, and down 205,700, or 3 percent, from 6,068,700 at December 31, 2015. These decreases primarily resulted from the loss of several large stand-alone dental and vision accounts, along with certain fully-insured group medical accounts that also had specialty coverage.

•	Membership in HumanaVitality® (to be renamed Go365TM effective January 2017), the company’s wellness and loyalty rewards program, was 3,691,500 at June 30, 2016, a decrease of 193,700, or 5 percent, from 3,885,200 at June 30, 2015, and down 240,800, or 6 percent, from 3,932,300 at December 31, 2015. The declines in membership primarily reflect the decline in group Medicare Advantage membership from the loss of the large account on January 1, 2016 discussed above.

Group segment benefits expense:

•	The 2Q 2016 benefit ratio for the Group segment was 78.8 percent, a decrease of 260 basis points from 81.4 percent for 2Q 2015. The year-over-year decrease in the benefit ratio primarily reflects the favorable current-year medical claims development for 2Q 2016 compared to unfavorable current-year medical claims development in 2Q 2015. Additionally, adjustments to risk adjustment accruals associated with data received from CMS in June of each year were more favorable in 2Q 2016 than in 2Q 2015.

•	The 1H 2016 benefit ratio for the Group segment of 76.8 percent decreased 80 basis points from the 77.6 percent ratio for 1H 2015, primarily reflecting the beneficial effect of higher Prior Period Development in 1H 2016, partially offset by the unfavorable seasonal impact of an extra business day’s claims from leap year in 1H 2016.

Group segment Prior Period Development (in millions) Favorable (unfavorable)	First quarter	Second quarter	First Half
Prior Period Development from prior years recognized in FY 2016	$41	($3)	$38
Prior Period Development from prior years recognized in FY 2015	$5	($6)	($1)

•	The Group segment Prior Period Development was unfavorable by $3 million in 2Q 2016 compared to being unfavorable by $6 million in 2Q 2015. Prior Period Development for the Group segment for 1H 2016 was $38 million compared to unfavorable development of $1 million in 1H 2015.

•	Prior Period Development increased the Group segment benefit ratio by 20 basis points in 2Q 2016 and by 40 basis points in 2Q 2015. Prior Period Development lowered the Group segment benefit ratio by 120 basis points in 1H 2016, but had essentially no impact on the Group segment benefit ratio in 1H 2015.

Group segment operating costs:

•	The Group segment’s operating cost ratio was 23.7 percent in 2Q 2016, a decrease of 40 basis points from 24.1 percent in 2Q 2015, primarily reflecting the loss of certain large ASO accounts resulting in a lower percentage of ASO business (which carries a higher operating cost ratio than fully-insured commercial business) as well as operating cost efficiencies associated with the fully-insured business. Operating cost efficiencies were primarily the result of sustainable cost reduction initiatives.

•	The Group segment’s operating cost ratio of 23.9 percent for 1H 2016 was down 40 basis points compared to 24.3 percent for 1H 2015 primarily reflecting the same factors impacting the year-over-year comparison for the second quarter.

•	The non-deductible health insurance industry fee negatively impacted the Group segment’s operating cost ratio by approximately 140 basis points in both 2Q 2016 and 2Q 2015, while also increasing the ratio by approximately 140 basis point in 1H 2016 and 1H 2015.

Group segment pretax results:

Group segment pretax income (in millions)	2Q 2016	2Q 2015 Recast	1H 2016	1H 2015 Recast
Generally Accepted Accounting Principles (GAAP)	$101	$43	$259	$197
Amortization associated with identifiable intangibles	2	3	5	6
Adjusted (non-GAAP)	$103	$46	$264	$203

•	The Group segment’s GAAP pretax income of $101 million in 2Q 2016 compared to GAAP pretax income of $43 million in 2Q 2015, an increase of $58 million, or 135 percent. Adjusted pretax income for the Group segment of $103 million in 2Q 2016 increased $57 million, or 124 percent, from $46 million of Adjusted pretax income in 2Q 2015. The second quarter year-over-year changes for both GAAP and Adjusted pretax income for the Group segment resulted from an improvement in the company’s benefit and operating cost ratios.

•	The Group segment’s GAAP pretax income of $259 million in 1H 2016 compared to GAAP pretax income of $197 million in 1H 2015, an increase of $62 million, or 31 percent. Adjusted pretax income for the Group segment of $264 million in 1H 2016 increased $61 million, or 30 percent, from $203 million in Adjusted pretax income in 1H 2015. The first half year-over-year changes for both GAAP and Adjusted pretax income for the Group segment primarily reflected the same factors impacting the quarterly comparisons as well as the unfavorable effect of leap year seasonality.

Humana’s Healthcare Services Segment

This segment includes services offered to the company’s health plan members as well as to third parties, including pharmacy solutions, provider services, home based services, and clinical programs, as well as services and capabilities to advance population health.

Healthcare Services Segment Highlights – 2Q 2016 and 1H 2016

•	Operating performance for the Healthcare Services segment is outperforming management’s original expectations, primarily driven by higher-than-projected operating performance in the company’s pharmacy solutions business, including higher mail order utilization, as well as enhanced consumer participation and engagement in the company’s clinical programs.

•	2Q 2016 and 1H 2016 results exclude the impact of the company’s Concentra operations which were sold in June 2015.

Healthcare Services segment revenues:

•	Revenue of $6.24 billion in 2Q 2016 for the Healthcare Services segment increased $344 million, or 6 percent, from $5.89 billion in 2Q 2015, primarily due to growth in the company’s individual Medicare Advantage and stand-alone PDP membership which resulted in higher utilization of the Healthcare Services businesses and increased engagement of members in clinical programs, partially offset by lower external services revenues due to the previously discussed sale of the Concentra business.

•	1H 2016 revenue for the Healthcare Services segment was $12.42 billion, an increase of $691 million, or 6 percent, from $11.73 billion in 1H 2015 primarily reflecting the same factors impacting the year-over-year comparison for the second quarter.

Healthcare Services segment operating costs:

•	The Healthcare Services segment’s operating cost ratio of 95.3 percent in 2Q 2016 was relatively unchanged compared to 95.5 percent in 2Q 2015.

•	The Healthcare Services segment’s operating cost ratio of 95.5 percent for 1H 2016 was also relatively unchanged compared to 95.4 percent for 1H 2015.

Healthcare Services segment operating statistics:

•	Primary care providers in value-based (shared risk and path to risk) relationships of 48,200 at June 30, 2016 increased 12 percent from 43,000 at June 30, 2015 and increased 6 percent from 45,500 at December 31, 2015. At June 30, 2016, 61 percent of the company’s individual Medicare Advantage members were in value-based relationships compared to 56 percent at June 30, 2015 and 59 percent at December 31, 2015.

•	Medicare Advantage membership in the Humana Chronic Care Program rose to 614,200 at June 30, 2016, up 20 percent from 512,000 at June 30, 2015 and up 4 percent from 590,300 at December 31, 2015. These increases reflected greater focus on members living with the most chronic conditions. Enhanced predictive modeling capabilities and proactive clinical outreach and engagement of those members helped drive increased clinical program participation, offset by the loss of engaged members associated with the group Medicare Advantage account that termed on January 1, 2016. Increased member engagement in these programs was a significant factor in the company’s improved individual Medicare Advantage performance.

•	Pharmacy script volumes of 105 million for 2Q 2016 increased 7 percent compared to 98 million for 2Q 2015, primarily driven by higher average medical membership. 1H 2016 pharmacy script volumes of 209 million increased 8 percent compared to approximately 195 million for 1H 2015 primarily reflecting the same factors impacting the year-over-year comparison for the second quarter.

Healthcare Services segment pretax results:

Healthcare Services segment pretax income (in millions)	2Q 2016	2Q 2015 Recast	1H 2016	1H 2015 Recast
Generally Accepted Accounting Principles (GAAP)	$271	$223	$512	$453
Amortization associated with identifiable intangibles	11	14	22	29
Adjusted (non-GAAP)	$282	$237	$534	$482

•	Healthcare Services segment GAAP pretax income of $271 million in 2Q 2016 increased by $48 million, or 22 percent, from GAAP pretax income of $223 million in 2Q 2015. Adjusted pretax income for the Healthcare Services segment of $282 million was up $45 million, or 19 percent, compared to Adjusted pretax income for the segment of $237 million in 2Q15. The second quarter year-over-year changes for both GAAP and Adjusted pretax income for the Healthcare Services segment primarily resulted from incremental earnings associated with revenue growth from the pharmacy solutions and home based services businesses as they serve the company’s growing individual Medicare Advantage membership. These increases were partially offset by on-going pressures in the company’s provider services business reflecting significantly lower Medicare rates year over year associated with CMS’ risk coding recalibration for 2016 in geographies where provider assets are located. Additionally, 2Q 2015 results included operating results from the company’s Concentra operations sold in June 2015.

•	1H 2016 GAAP pretax income for the Healthcare Services segment of $512 million increased by $59 million, or 13 percent, from 1H 2015 GAAP pretax earnings of $453 million. The segment’s Adjusted pretax income for 1H 2016 of $534 million increased $52 million, or 11 percent, versus the 1H 2015 Adjusted pretax income for the Healthcare Services segment of $482 million. The first half year-over-year changes for both GAAP and Adjusted pretax income for the Healthcare Services segment primarily reflected the same factors impacting the quarterly comparisons.

Footnotes

(a)	Beginning with its first quarter 2016 results, the company is adjusting for the exclusion of amortization of identifiable intangibles to align with reporting methods used across the managed care sector. For comparability to 2Q 2016 and 1H 2016, adjusted amounts for 2Q 2015 and 1H 2015 have been recast to also reflect the amortization adjustment.

i.	2Q 2016

Adjusted consolidated pretax income and Adjusted EPS for 2Q 2016 exclude pretax transaction costs of $26 million, or $0.16 per diluted common share, associated with the pending transaction with Aetna and amortization expense associated with identifiable intangibles of $20 million, or $0.08 per diluted common share. The consolidated operating cost ratio has also been adjusted to exclude the impact of the $26 million in costs associated with the pending transaction with Aetna. Segment pretax results have also been adjusted to reflect each segment’s respective amount of amortization expense associated with identifiable intangibles.

ii.	2Q 2015

Adjusted pretax income and Adjusted EPS for 2Q 2015 excluded a pretax gain of approximately $267 million, or $1.18 per diluted common share, associated with the completion of the company’s sale of its wholly-owned subsidiary, Concentra Adjusted consolidated pretax income and Adjusted EPS for 2Q 2015 also exclude amortization expense associated with identifiable intangibles of $24 million, or $0.10 per diluted common share. Segment pretax results have also been adjusted to reflect each segment’s respective amount of identifiable intangible amortization expense.

iii.	1H 2016

Adjusted consolidated pretax income and Adjusted EPS for 1H 2016 exclude pretax transaction costs of $61 million, or $0.37 per diluted common share, associated with the pending transaction with Aetna and amortization expense associated with identifiable intangibles of $41 million, or $0.17 per diluted common share. The consolidated operating cost ratio has also been adjusted to exclude the impact of the $61 million in costs associated with the pending transaction with Aetna. Segment pretax results have also been adjusted to reflect each segment’s respective amount of amortization expense associated with identifiable intangibles.

iv.	1H 2015

Adjusted pretax income and Adjusted EPS for 1H 2015 excluded the pretax gain of approximately $267 million, or $1.18 per diluted common share, associated with the completion of the company’s sale of its wholly-owned subsidiary, Concentra Inc. as well as a $0.35 per diluted common share tax benefit recorded in the first quarter of 2015 associated with the recognition of a deferred tax benefit on the then-pending sale of Concentra. Adjusted consolidated pretax income and Adjusted EPS for 1H 2015 also excluded amortization expense associated with identifiable intangibles of $50 million, or $0.21 per diluted common share. Segment pretax results have also been adjusted to reflect each segment’s respective amount of identifiable intangible amortization expense.

v.	FY16

Adjusted EPS guidance for FY16 excludes pretax transaction and integration costs associated with the pending transaction with Aetna of $61 million, or $0.37 per diluted common share, as well as $78 million pretax, or $0.33 per diluted common share associated with the amortization expense for identifiable intangibles. Transaction and integration costs beyond those incurred in the first half of 2016 are to be determined.

(b)	Under health care reform, premium stabilization programs, commonly referred to as the 3Rs, became effective January 1, 2014. These programs include a permanent risk adjustment program, a transitional reinsurance program, and a temporary risk corridors program designed to more evenly spread the financial risk borne by issuers and to mitigate the risk that issuers would have mispriced products. In each case, operation of the program is subject to appropriation or other federal administrative action.

(c)	On October 1, 2015, Humana and other industry participants received notification from CMS that 12.6 percent of risk corridor receivables for the 2014 coverage year would be paid on an interim basis given expected risk corridor collections for the 2014 coverage year. The risk corridor program is a three-year program and guidance from HHS provides that risk corridor collections over the life of the three-year program will first be applied to any shortfalls from previous benefit years before application to current year obligations. Subsequent to the October 1, 2015 notification from CMS, HHS reiterated its recognition that the ACA requires the Secretary of HHS to make full payments to issuers, and that amounts unpaid following the 12.6 percent payment will be recorded as obligations of the United States Government for which full payment is required. In the event of a shortfall for the 2016 program year, HHS has asserted it will explore other sources of funding for risk corridors payments, subject to the availability of appropriations, including working with Congress on the necessary funding for outstanding risk corridor payments.

(d)	The company provides a full range of insured specialty products including dental, vision, other supplemental health, financial protection, and voluntary insurance benefits. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, Humana’s and Aetna’s actions with respect to the pending DOJ litigation; the outcome of the pending litigation in which the DOJ is seeking to block the transaction; the timing to consummate the transaction if it is not blocked; the terms and the timing of divestiture agreements entered into by Humana and Aetna to address the DOJ’s perceived competitive concerns regarding Medicare Advantage; the risk that a condition to closing of the transaction may not be satisfied or that the closing of the transaction otherwise does not occur; the risk that a regulatory approval required for the transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated; the outcome of various litigation matters related to the transaction that are in addition to the pending DOJ litigation; the diversion of management time on transaction-related issues (including the pending DOJ litigation); as well as information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•	Humana’s transaction with Aetna is subject to various closing conditions, including governmental and regulatory approvals as well as other uncertainties and there can be no assurances as to whether and when it may be completed.

•	The merger agreement between Humana and Aetna prohibits Humana from pursuing alternative transactions to the pending transaction with Aetna.

•	The number of shares of Aetna common stock that Humana’s stockholders will receive in the transaction is based on a fixed exchange ratio. Because the market price of Aetna’s common stock will fluctuate, Humana’s stockholders cannot be certain of the value of the portion of the transaction consideration to be paid in Aetna’s common stock.

•	While the transaction with Aetna is pending, Humana is subject to business uncertainties and contractual restrictions that could materially adversely affect Humana’s results of operations, financial position and cash flows or result in a loss of employees, customers, members or suppliers.

•	Failure to consummate the transaction with Aetna could negatively impact Humana’s results of operations, financial position and cash flows.

•	If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of health care services delivered to its members, if the company is unable to implement clinical initiatives to provide a better health care experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. We continually review estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and make necessary adjustments to our reserves, including premium deficiency reserves, where appropriate. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends, so any reserves we may establish, including premium deficiency reserves, may be insufficient.

•	If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives, state-based contract strategy, and its participation in the new health insurance exchanges, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products.

•	If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•	Humana’s business may be materially adversely impacted by the adoption of a new coding set for diagnoses (commonly known as ICD-10), the implementation of which became effective on October 1, 2015.

•	Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes relating to rate adjustments resulting from the Balanced Budget and Emergency Deficit Control Act of 1985, as amended, commonly referred to as “sequestration”; other provider contract disputes; and qui tam litigation brought by individuals on behalf of the government) and governmental and internal investigations, any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•	As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government health care programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government-determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates.

•

The Health Care Reform Law, including The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; the company’s financial position, including the company’s ability to maintain the value of its goodwill; and the company’s cash flows.

•	Humana’s participation in the new federal and state health care exchanges, which entail uncertainties associated with mix, volume of business, and the operation of premium stabilization programs, which are subject to federal administrative action, could adversely affect the company’s results of operations, financial position, and cash flows.

•	Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2015;

•	Form 10-Q for the quarter ended March 31, 2016

•	Form 8-Ks filed during 2016.

About Humana

Humana Inc., headquartered in Louisville, Ky., is a leading health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. The company’s strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people we serve across the country.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases

•	Calendar of events

•	Corporate Governance information

Humana Inc. – Earnings Guidance Analysis from Guidance Increase release on July 21, 2016

FY16 financial guidance	Diluted earnings per common share (EPS)
	Projected results excluding Individual Commercial business	Projected Individual Commercial business results	Total projected results
Generally Accepted Accounting Principles (GAAP) guidance prior to July 21, 2016	$8.57	($0.25)	At least $	8.32
Changes in projected operating performance:
Medicare Advantage individual business	0.76	—		0.76
Healthcare Services businesses	0.29	—		0.29
Individual Commercial business	—	(1.08)		(1.08)
Certain other lines of businesses	0.31	—		0.31
Transaction and integration costs for 2Q 2016 not previously estimated	(0.16)			(0.16)
Adoption of new accounting standard for tax effect of stock-based compensation retroactively impacting the first quarter of 2016	0.12	—		0.12
GAAP guidance revised July 21, 2016	$9.89	($1.33)	At least $	8.56
Transaction and integration costs through 2Q 2016	0.37	—	At least	0.37
Amortization of identifiable intangibles	0.32	—		0.32
Adjusted (non-GAAP) guidance revised July 21, 2016	$10.58	($1.33)	At least $	9.25

The Company’s detailed FY16 earnings guidance as of August 3, 2016 is included on page 24 of this release.

Humana Inc. – Earnings Guidance Points as of August 3, 2016

In accordance with Generally Accepted Accounting Principles (GAAP) unless otherwise noted	Projections for the quarter ending September 30, 2016		Projections for the year ending December 31, 2016		Comments
Diluted earnings per common share (EPS)	At least $2.77	GAAP	At least $8.56	GAAP

Projected adjustments to GAAP EPS include (1) transaction and integration costs associated with the pending Aetna transaction through 1H 2016 and (2) amortization of identifiable intangibles. See also discussion of the use of non-GAAP financial measures within this press release.

Transaction and integration costs beyond those incurred in 1H 2016 are to be determined.

	At least $0.08	Adjustments	At least $0.69	Adjustments
	At least $2.85	Non-GAAP	At least $9.25	Non-GAAP
	(New guidance point)		(No change from prior guidance)

Consolidated revenues			$54.0 billion to $54.5 billion (Prior guidance of at least $53.5 billion)		Revenues include expected investment income

Benefit ratios			Retail segment – 85% to 86% (new guidance point) Group segment – 79.5% to 80.5% (new guidance point)		The projected Retail segment benefit ratio includes estimated 40 basis points of pressure associated with the Individual Commercial business for 2016 (in line with the 40 basis points of pressure from the Individual Commercial business in 2015)

Consolidated operating cost ratio			13.0% to 13.5% (new guidance point)		Includes approximately 10 basis points of pressure associated with transaction costs through 1H 2016.

Effective tax rate			49.5% to 50.5% (Prior guidance of 49% to 51%)		Includes the effect of the non-deductibility of the health insurance industry fee.

Parent company cash and short-term investments at year end			$1.2 billion to $1.5 billion (No change from prior guidance)		Assumes no outstanding commercial paper balances

Change in year-end medical membership from prior year end

•   Individual Medicare Advantage – Up 75,000 to 90,000 (prior guidance up 100k to 120k)

•   Group Medicare Advantage – Down 120,000 to 125,000 (no change from prior guidance)

•   Medicare stand-alone PDP – Up 400,000 to 425,000 (prior guidance up 300k to 330k)

•   Individual Commercial – Down 200,000 to 300,000 (no change from prior guidance)

•   Group commercial fully insured – Down 40,000 to 45,000 (new guidance point)

Medicare stand-alone PDP excludes membership associated with the Limited Income Newly Eligible Transition program.

Humana Inc.

Statistical Schedules

And

Supplementary Information

2Q16 Earnings Release

Humana Inc.

Statistical Schedules and Supplementary Information

2Q16 Earnings Release

Contents

Consolidated Financial Statements
1.	Consolidated Statements of Income (S-3 - S-4)
2.	Consolidated Balance Sheets (S-5)
3.	Consolidated Statements of Cash Flows (S-6 - S-7)
Operating Results Detail
4.	Consolidating Statements of Income - Quarter (S-8 - S-9)
5.	Consolidating Statements of Income - YTD (S-10 - S-11)
6.	Ending Membership Detail (S-12)
7.	Premiums and Services Revenue Detail (S-13 - S-14)
8.	Medicare Summary (S-15)
9.	Healthcare Services Segment Metrics (S-16 - S-18)
Balance Sheet Detail
10.	Investments (S-19)
11.	Benefits Payable Detail and Statistics (S-20 - S-22)
Footnotes (S-23)

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Three Months Ended June 30,
	2016	2015	Dollar Change	Percentage Change
Revenues:
Premiums	$13,650	$13,212	$438	3.3%
Services	262	407	(145)	-35.6%
Investment income	95	113	(18)	-15.9%

Total revenues	14,007	13,732	275	2.0%

Operating expenses:
Benefits	11,509	11,252	257	2.3%
Operating costs	1,726	1,817	(91)	-5.0%
Depreciation and amortization	89	90	(1)	-1.1%

Total operating expenses	13,324	13,159	165	1.3%

Income from operations	683	573	110	19.2%
Gain on sale of business	—	267	(267)	n/a
Interest expense	47	47	—	0.0%

Income before income taxes	636	793	(157)	-19.8%
Provision for income taxes	325	362	(37)	-10.2%

Net income	$311	$431	$(120)	-27.8%

Basic earnings per common share	$2.08	$2.88	$(0.80)	-27.8%
Diluted earnings per common share	$2.06	$2.85	$(0.79)	-27.7%

Shares used in computing basic earnings per common share (000’s)	149,386	149,473
Shares used in computing diluted earnings per common share (000’s)	150,806	151,148

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Six months ended June 30,
			Dollar	Percentage
	2016	2015	Change	Change
Revenues:
Premiums	$27,090	$26,460	$630	2.4%
Services	522	897	(375)	-41.8%
Investment income	195	208	(13)	-6.3%

Total revenues	27,807	27,565	242	0.9%

Operating expenses:
Benefits	22,906	22,257	649	2.9%
Operating costs	3,494	3,762	(268)	-7.1%
Depreciation and amortization	177	183	(6)	-3.3%

Total operating expenses	26,577	26,202	375	1.4%

Income from operations	1,230	1,363	(133)	-9.8%
Gain on sale of business	—	267	(267)	n/a
Interest expense	94	93	1	1.1%

Income before income taxes	1,136	1,537	(401)	-26.1%
Provision for income taxes	571	676	(105)	-15.5%

Net income	$565	$861	$(296)	-34.4%

Basic earnings per common share	$3.79	$5.74	$(1.95)	-34.0%
Diluted earnings per common share	$3.75	$5.67	$(1.92)	-33.9%

Shares used in computing basic earnings per common share (000’s)	149,273	149,982
Shares used in computing diluted earnings per common share (000’s)	150,851	151,748

Humana Inc.

Consolidated Balance Sheets

Dollars in millions, except share amounts

	June 30,	December 31,	YTD Change
	2016	2015	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$2,429	$2,571
Investment securities	7,417	7,267
Receivables, net	2,553	1,161
Other current assets	5,337	4,712

Total current assets	17,736	15,711	$2,025	12.9%

Property and equipment, net	1,452	1,384
Long-term investment securities	2,051	1,843
Goodwill	3,266	3,265
Other long-term assets	2,731	2,475

Total assets	$27,236	$24,678	$2,558	10.4%

Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$5,258	$4,976
Trade accounts payable and accrued expenses	3,873	2,212
Book overdraft	192	301
Unearned revenues	311	364
Short-term borrowings	300	299

Total current liabilities	9,934	8,152	$1,782	21.9%

Long-term debt	3,793	3,794
Future policy benefits payable	2,288	2,151
Other long-term liabilities	347	235

Total liabilities	16,362	14,332	$2,030	14.2%

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,400,959 issued at June 30, 2016	33	33
Capital in excess of par value	2,502	2,530
Retained earnings	11,492	11,017
Accumulated other comprehensive income	134	58
Treasury stock, at cost, 49,333,619 shares at June 30, 2016	(3,287)	(3,292)

Total stockholders’ equity	10,874	10,346	$528	5.1%

Total liabilities and stockholders’ equity	$27,236	$24,678	$2,558	10.4%

Debt-to-total capitalization ratio	27.3%	28.3%

Return on Invested Capital (ROIC) based on Net Operating Profit After Tax (NOPAT) - trailing 12 months	7.5%	10.0%

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Three Months Ended June 30,
			Dollar	Percentage
	2016	2015	Change	Change
Cash flows from operating activities
Net income	$311	$431
Adjustments to reconcile net income to net cash used in operating activities:
Gain on sale of business	—	(267)
Depreciation	96	90
Other intangible amortization	20	24
Net realized capital gains	(19)	(28)
Stock-based compensation	25	25
(Benefit) provision for deferred income taxes	(39)	30
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(816)	(443)
Other assets	7	(292)
Benefits payable	144	17
Other liabilities	(12)	(128)
Unearned revenues	(49)	(87)
Other, net	36	20

Net cash used in operating activities	(296)	(608)	$312	51.3%

Cash flows from investing activities
Proceeds from sale of business	—	1,055
Acquisitions, net of cash acquired	(1)	(38)
Purchases of property and equipment	(131)	(136)
Purchases of investment securities	(1,098)	(892)
Maturities of investment securities	422	285
Proceeds from sales of investment securities	939	1,042

Net cash provided by investing activities	131	1,316	($1,185)	-90.0%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	(97)	(382)
Proceeds from issuance of commercial paper, net	—	300
Change in book overdraft	(65)	21
Common stock repurchases	(2)	(305)
Excess tax benefit from stock-based compensation	—	1
Dividends paid	(43)	(42)
Proceeds from stock option exercises and other	—	3

Net cash used in financing activities	(207)	(404)	$197	48.8%

(Decrease) increase in cash and cash equivalents	(372)	304
Cash and cash equivalents at beginning of period	2,801	1,946

Cash and cash equivalents at end of period	$2,429	$2,250

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Six Months Ended June 30,
			Dollar	Percentage
	2016	2015	Change	Change
Cash flows from operating activities
Net income	$565	$861
Adjustments to reconcile net income to net cash provided by (used in) operating activities:

Gain on sale of business	—	(267)
Depreciation	190	178
Other intangible amortization	41	50
Net realized capital gains	(39)	(37)
Stock-based compensation	48	69
Benefit for deferred income taxes	(24)	(28)
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(1,392)	(1,087)
Other assets	(678)	(1,437)
Benefits payable	282	306
Other liabilities	1,198	923
Unearned revenues	(53)	(70)
Other, net	68	38

Net cash provided by (used in) operating activities	206	(501)	$707	141.1%

Cash flows from investing activities
Proceeds from sale of business	—	1,055
Acquisitions, net of cash acquired	(1)	(38)
Purchases of property and equipment	(256)	(259)
Purchases of investment securities	(2,528)	(1,721)
Maturities of investment securities	635	615
Proceeds from sales of investment securities	1,853	1,570

Net cash (used in) provided by investing activities	(297)	1,222	($1,519)	-124.3%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	221	(259)
Proceeds from issuance of commercial paper, net	—	300
Change in book overdraft	(109)	(25)
Common stock repurchases	(73)	(371)
Excess tax benefit from stock-based compensation	—	14
Dividends paid	(90)	(86)
Proceeds from stock option exercises and other	—	21

Net cash used in financing activities	(51)	(406)	$355	87.4%

(Decrease) increase in cash and cash equivalents	(142)	315
Cash and cash equivalents at beginning of period	2,571	1,935

Cash and cash equivalents at end of period	$2,429	$2,250

Humana Inc.

Consolidating Statements of Income - 2Q16

In millions

			Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated

Revenues - external customers
Premiums:
Individual Medicare Advantage	$8,050	$—	$—	$—	$—	$8,050
Group Medicare Advantage	1,085	—	—	—	—	1,085
Medicare stand-alone PDP	1,015	—	—	—	—	1,015

Total Medicare	10,150	—	—	—	—	10,150

Fully-insured	1,130	1,357	—	—	—	2,487
Specialty	66	255	—	—	—	321
Medicaid and other (A)	678	5	—	9	—	692

Total premiums	12,024	1,617	—	9	—	13,650

Services revenue:
Provider	—	13	61	—	—	74
ASO and other (B)	2	176	—	3	—	181
Pharmacy	—	—	7	—	—	7

Total services revenue	2	189	68	3	—	262

Total revenues - external customers	12,026	1,806	68	12	—	13,912

Intersegment revenues
Services	—	23	4,736	—	(4,759)	—
Products	—	—	1,433	—	(1,433)	—

Total intersegment revenues	—	23	6,169	—	(6,192)	—

Investment income	25	4	7	16	43	95

Total revenues	12,051	1,833	6,244	28	(6,149)	14,007

Operating expenses:
Benefits	10,432	1,274	—	31	(228)	11,509
Operating costs	1,241	434	5,941	4	(5,894)	1,726
Depreciation and amortization	58	24	32	—	(25)	89

Total operating expenses	11,731	1,732	5,973	35	(6,147)	13,324

Income (loss) from operations	320	101	271	(7)	(2)	683
Interest expense	—	—	—	—	47	47

Income (loss) before income taxes	$320	$101	$271	$(7)	$(49)	$636

Benefit ratio	86.8%	78.8%				84.3%
Operating cost ratio	10.3%	23.7%	95.3%			12.4%

Humana Inc.

Consolidating Statements of Income - 2Q15

In millions

			Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated

Revenues - external customers
Premiums:
Individual Medicare Advantage	$7,434	$—	$—	$—	$—	$7,434
Group Medicare Advantage	1,398	—	—	—	—	1,398
Medicare stand-alone PDP	985	—	—	—	—	985

Total Medicare	9,817	—	—	—	—	9,817

Fully-insured	1,113	1,379	—	—	—	2,492
Specialty	66	265	—	—	—	331
Medicaid and other (A)	559	4	—	9	—	572

Total premiums	11,555	1,648	—	9	—	13,212

Services revenue:
Provider	—	11	221	—	—	232
ASO and other (B)	2	163	—	3	—	168
Pharmacy	—	—	7	—	—	7

Total services revenue	2	174	228	3	—	407

Total revenues - external customers	11,557	1,822	228	12	—	13,619

Intersegment revenues
Services	—	22	4,432	—	(4,454)	—
Products	—	—	1,233	—	(1,233)	—

Total intersegment revenues	—	22	5,665	—	(5,687)	—

Investment income	31	6	—	22	54	113

Total revenues	11,588	1,850	5,893	34	(5,633)	13,732

Operating expenses:
Benefits	10,068	1,341	—	21	(178)	11,252
Operating costs	1,213	444	5,630	4	(5,474)	1,817
Depreciation and amortization	47	22	40	—	(19)	90

Total operating expenses	11,328	1,807	5,670	25	(5,671)	13,159

Income from operations	260	43	223	9	38	573
Gain on sale of business	—	—	—	—	267	267
Interest expense	—	—	—	—	47	47

Income before income taxes	$260	$43	$223	$9	$258	$793

Benefit ratio	87.1%	81.4%				85.2%
Operating cost ratio	10.5%	24.1%	95.5%			13.3%

Humana Inc.

Consolidating Statements of Income - YTD 2Q 2016

In millions

			Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated

Revenues - external customers
Premiums:
Individual Medicare Advantage	$16,077	$—	$—	$—	$—	$16,077
Group Medicare Advantage	2,162	—	—	—	—	2,162
Medicare stand-alone PDP	2,054	—	—	—	—	2,054

Total Medicare	20,293	—	—	—	—	20,293

Fully-insured	2,127	2,694	—	—	—	4,821
Specialty	131	508	—	—	—	639
Medicaid and other (A)	1,308	10	—	19	—	1,337

Total premiums	23,859	3,212	—	19	—	27,090

Services revenue:
Provider	—	26	119	—	—	145
ASO and other (B)	4	353	—	6	—	363
Pharmacy	—	—	14	—	—	14

Total services revenue	4	379	133	6	—	522

Total revenues - external customers	23,863	3,591	133	25	—	27,612

Intersegment revenues
Services	—	44	9,490	—	(9,534)	—
Products	—	—	2,793	—	(2,793)	—

Total intersegment revenues	—	44	12,283	—	(12,327)	—

Investment income	52	9	14	31	89	195

Total revenues	23,915	3,644	12,430	56	(12,238)	27,807

Operating expenses:
Benefits	20,810	2,467	—	56	(427)	22,906
Operating costs	2,517	870	11,854	8	(11,755)	3,494
Depreciation and amortization	114	48	64	—	(49)	177

Total operating expenses	23,441	3,385	11,918	64	(12,231)	26,577

Income (loss) from operations	474	259	512	(8)	(7)	1,230
Interest expense	—	—	—	—	94	94

Income (loss) before income taxes	$474	$259	$512	$(8)	$(101)	$1,136

Benefit ratio	87.2%	76.8%				84.6%
Operating cost ratio	10.5%	23.9%	95.5%			12.7%

Humana Inc.

Consolidating Statements of Income - YTD 2Q 2015

In millions

			Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated

Revenues - external customers
Premiums:
Individual Medicare Advantage	$14,867	$—	$—	$—	$—	$14,867
Group Medicare Advantage	2,792	—	—	—	—	2,792
Medicare stand-alone PDP	1,988	—	—	—	—	1,988

Total Medicare	19,647	—	—	—	—	19,647

Fully-insured	2,207	2,763	—	—	—	4,970
Specialty	129	535	—	—	—	664
Medicaid and other (A)	1,150	10	—	19	—	1,179

Total premiums	23,133	3,308	—	19	—	26,460

Services revenue:
Provider	—	20	529	—	—	549
ASO and other (B)	6	323	—	5	—	334
Pharmacy	—	—	14	—	—	14

Total services revenue	6	343	543	5	—	897

Total revenues - external customers	23,139	3,651	543	24	—	27,357

Intersegment revenues
Services	—	44	8,799	—	(8,843)	—
Products	—	—	2,383	—	(2,383)	—

Total intersegment revenues	—	44	11,182	—	(11,226)	—

Investment income	58	11	—	37	102	208

Total revenues	23,197	3,706	11,725	61	(11,124)	27,565

Operating expenses:
Benefits	20,004	2,567	—	44	(358)	22,257
Operating costs	2,467	897	11,190	7	(10,799)	3,762
Depreciation and amortization	91	45	82	—	(35)	183

Total operating expenses	22,562	3,509	11,272	51	(11,192)	26,202

Income from operations	635	197	453	10	68	1,363
Gain on sale of business	—	—	—	—	267	267
Interest expense	—	—	—	—	93	93

Income before income taxes	$635	$197	$453	$10	$242	$1,537

Benefit ratio	86.5%	77.6%				84.1%
Operating cost ratio	10.7%	24.3%	95.4%			13.8%

Humana Inc.

Ending Membership Detail

In thousands

		Average		Year-over-Year Change			Year to Date Change
	June 30, 2016	2Q16	June 30, 2015	Amount	Percent	December 31, 2015	Amount	Percent
Medical Membership:
Retail
Individual Medicare Advantage	2,816.5	2,812.9	2,709.3	107.2	4.0%	2,753.4	63.1	2.3%
Group Medicare Advantage	351.7	350.6	473.1	(121.4)	-25.7%	484.1	(132.4)	-27.3%
Medicare stand-alone PDPs	4,856.3	4,847.6	4,442.5	413.8	9.3%	4,557.9	298.4	6.5%

Total Medicare	8,024.5	8,011.1	7,624.9	399.6	5.2%	7,795.4	229.1	2.9%

Individual commercial	792.0	819.8	1,036.7	(244.7)	-23.6%	899.1	(107.1)	-11.9%
State-based contracts (C)	391.6	390.8	352.0	39.6	11.3%	373.7	17.9	4.8%
Medicare Supplement	212.3	211.5	154.0	58.3	37.9%	158.6	53.7	33.9%

Total Retail	9,420.4	9,433.2	9,167.6	252.8	2.8%	9,226.8	193.6	2.1%

Group
Fully-insured medical commercial	1,140.1	1,139.7	1,179.1	(39.0)	-3.3%	1,178.3	(38.2)	-3.2%
ASO commercial	578.4	579.2	736.6	(158.2)	-21.5%	710.7	(132.3)	-18.6%
Military services	3,074.8	3,076.8	3,071.3	3.5	0.1%	3,074.4	0.4	0.0%

Total Group	4,793.3	4,795.7	4,987.0	(193.7)	-3.9%	4,963.4	(170.1)	-3.4%

Other Businesses
Long-term care	31.4	31.6	33.5	(2.1)	-6.3%	32.6	(1.2)	-3.7%

Total Other Businesses	31.4	31.6	33.5	(2.1)	-6.3%	32.6	(1.2)	-3.7%

Total Medical Membership	14,245.1	14,260.5	14,188.1	57.0	0.4%	14,222.8	22.3	0.2%

Detail of Individual commercial
ACA compliant:
On-Exchange	494.9	514.2	671.4	(176.5)	-26.3%	567.3	(72.4)	-12.8%
Off-Exchange	199.1	202.8	208.2	(9.1)	-4.4%	190.6	8.5	4.5%
Non-ACA compliant (legacy)	98.0	102.8	157.1	(59.1)	-37.6%	141.2	(43.2)	-30.6%

Total individual commercial	792.0	819.8	1,036.7	(244.7)	-23.6%	899.1	(107.1)	-11.9%

Specialty Membership:
Retail
Dental - fully-insured	841.0	844.9	886.4	(45.4)	-5.1%	846.3	(5.3)	-0.6%
Vision	193.7	192.6	198.6	(4.9)	-2.5%	195.6	(1.9)	-1.0%
Other supplemental benefits (D)	104.6	105.7	118.6	(14.0)	-11.8%	111.2	(6.6)	-5.9%

Total Retail	1,139.3	1,143.2	1,203.6	(64.3)	-5.3%	1,153.1	(13.8)	-1.2%

Group
Dental - fully-insured	2,128.6	2,128.5	2,246.7	(118.1)	-5.3%	2,198.7	(70.1)	-3.2%
Dental - ASO	702.4	702.6	752.0	(49.6)	-6.6%	763.4	(61.0)	-8.0%
Vision	1,940.5	1,938.2	2,004.9	(64.4)	-3.2%	1,977.7	(37.2)	-1.9%
Other supplemental benefits (D)	1,091.5	1,101.3	1,176.1	(84.6)	-7.2%	1,128.9	(37.4)	-3.3%

Total Group	5,863.0	5,870.6	6,179.7	(316.7)	-5.1%	6,068.7	(205.7)	-3.4%

Total Specialty Membership	7,002.3	7,013.8	7,383.3	(381.0)	-5.2%	7,221.8	(219.5)	-3.0%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

					Per Member per Month (E)
	Three Months Ended June 30,				Three Months Ended June 30,
			Dollar	Percentage
	2016	2015	Change	Change	2016	2015

Premiums and Services Revenue
Retail:
Individual Medicare Advantage	$8,050	$7,434	$616	8.3%	$954	$917
Group Medicare Advantage	1,085	1,398	(313)	-22.4%	1,032	986
Medicare stand-alone PDPs	1,015	985	30	3.0%	70	74
Individual commercial	1,024	1,039	(15)	-1.4%	416	325
State-based contracts (C)	678	559	119	21.3%	578	537
Medicare Supplemental	106	74	32	43.2%	167	162
Specialty	66	66	—	0.0%	19	18
Other services	2	2	—	0.0%

Total Retail	12,026	11,557	469	4.1%

Group:
Fully-insured medical commercial	1,357	1,379	(22)	-1.6%	397	389
Specialty	255	265	(10)	-3.8%	16	16
Commercial ASO & other services (B)	94	102	(8)	-7.8%
Military services (F)	123	98	25	25.5%

Total Group	1,829	1,844	(15)	-0.8%

Healthcare Services:
Pharmacy solutions	5,442	5,084	358	7.0%
Provider services	446	505	(59)	-11.7%
Home based services	302	254	48	18.9%
Clinical programs	47	50	(3)	-6.0%

Total Healthcare Services	6,237	5,893	344	5.8%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

					Per Member per Month (E)
	Six Months Ended June 30,				Six Months Ended June 30,
			Dollar	Percentage
	2016	2015	Change	Change	2016	2015

Premiums and Services Revenue
Retail:
Individual Medicare Advantage	$16,077	$14,867	$1,210	8.1%	$954	$921
Group Medicare Advantage	2,162	2,792	(630)	-22.6%	1,031	988
Medicare stand-alone PDPs	2,054	1,988	66	3.3%	71	75
Individual commercial	1,917	2,060	(143)	-6.9%	379	331
State-based contracts (C)	1,308	1,150	158	13.7%	562	564
Medicare Supplemental	210	147	63	42.9%	166	163
Specialty	131	129	2	1.6%	19	18
Other services	4	6	(2)	-33.3%

Total Retail	23,863	23,139	724	3.1%

Group:
Fully-insured medical commercial	2,694	2,763	(69)	-2.5%	394	387
Specialty	508	535	(27)	-5.0%	16	16
Commercial ASO & other services (B)	188	198	(10)	-5.1%
Military services (F)	245	199	46	23.1%

Total Group	3,635	3,695	(60)	-1.6%

Healthcare Services:
Pharmacy solutions	10,856	10,051	805	8.0%
Provider services	884	1,102	(218)	-19.8%
Home based services	583	473	110	23.3%
Clinical programs	93	99	(6)	-6.1%

Total Healthcare Services	12,416	11,725	691	5.9%

Humana Inc.

Medicare Summary

Premiums in millions, except per member per month

Membership in thousands

					Per Member per Month (E)
	Three Months Ended June 30,		Year-over-year Change		Three Months Ended June 30,
	2016	2015	Amount	Percent	2016	2015
Premiums
Medicare Advantage	$9,135	$8,832	$303	3.4%	$963	$928
Medicare stand-alone PDPs	1,015	985	30	3.0%	70	74

Total Medicare	$10,150	$9,817	$333	3.4%

					Per Member per Month (E)
	Six Months Ended June 30,		Year-over-year Change		Six Months Ended June 30,
	2016	2015	Amount	Percent	2016	2015
Premiums
Medicare Advantage	$18,239	$17,659	$580	3.3%	$962	$931
Medicare stand-alone PDPs	2,054	1,988	66	3.3%	71	75

Total Medicare	$20,293	$19,647	$646	3.3%

			Year-over-year Change
	June 30, 2016	June 30, 2015	Amount	Percent
Fully-Insured Membership
Medicare Advantage	3,168.2	3,182.4	(14.2)	-0.4%
Medicare stand-alone PDPs	4,856.3	4,442.5	413.8	9.3%

Total Medicare	8,024.5	7,624.9	399.6	5.2%

			Member Mix
			June 30,	June 30,
	June 30, 2016	June 30, 2015	2016	2015
Individual Medicare Advantage Membership
HMO	1,613.9	1,527.7	57.3%	56.4%
PPO	1,202.6	1,181.6	42.7%	43.6%

Total Individual Medicare Advantage	2,816.5	2,709.3	100.0%	100.0%

Individual Medicare Advantage Membership
Shared Risk (G)	879.3	817.1	31.2%	30.2%
Path to Risk (H)	847.5	693.3	30.1%	25.6%

Total Value-based	1,726.8	1,510.4	61.3%	55.8%
Other	1,089.7	1,198.9	38.7%	44.2%

Total Individual Medicare Advantage	2,816.5	2,709.3	100.0%	100.0%

Humana Inc.

Healthcare Services Segment Metrics

	Quarter Ended	Quarter Ended			Quarter Ended
	June 30, 2016	June 30, 2015	Difference		March 31, 2016	Difference

Primary Care Providers:
Shared Risk (G)
Owned / JV	1,700	1,600	100	6.3%	1,800	(100)	-5.6%
Contracted	15,400	15,100	300	2.0%	15,500	(100)	-0.6%
Path to Risk (H)	31,100	26,300	4,800	18.3%	30,500	600	2.0%

Total Value-based	48,200	43,000	5,200	12.1%	47,800	400	0.8%

Medicare Care Management Professionals:
Employed (I)	6,900	6,200	700	11.3%	6,800	100	1.5%
Contracted (J)	11,700	11,900	(200)	-1.7%	11,000	700	6.4%

Total	18,600	18,100	500	2.8%	17,800	800	4.5%

Care Management Statistics:
Number of Medicare Advantage members with complex chronic conditions in Humana Chronic Care Program	614,200	512,000	102,200	20.0%	572,300	41,900	7.3%

Number of high-risk discharges enrolled in Humana Transitions Program (K)	57,300	55,900	1,400	2.5%	56,100	1,200	2.1%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Quarter Ended	Quarter Ended	Year-over-Year		Quarter Ended	Sequential
	June 30, 2016	June 30, 2015	Difference		March 31, 2016	Difference

Pharmacy:
Generic Dispense Rate
Retail	90.5%	89.7%	0.8%		90.4%	0.1%
Group	84.7%	83.0%	1.7%		84.4%	0.3%
Total	90.2%	89.3%	0.9%		90.1%	0.1%

Mail-Order Penetration
Retail	28.1%	25.7%	2.4%		28.0%	0.1%
Group	7.8%	8.6%	-0.8%		7.7%	0.1%
Total	27.1%	24.8%	2.3%		27.0%	0.1%

				Percentage			Percentage
			Difference	Change		Difference	Change
Script volume (L)
Retail	100,200	93,200	7,000	7.5%	99,600	600	0.6%
Group	4,800	5,200	(400)	-7.7%	4,800	—	0.0%

Total	105,000	98,400	6,600	6.7%	104,400	600	0.6%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Six Months Ended	Six Months Ended	Year-over-Year
	June 30, 2016	June 30, 2015	Difference

Pharmacy:
Generic Dispense Rate
Retail	90.5%	89.6%	0.9%
Group	84.6%	83.0%	1.6%
Total	90.2%	89.2%	1.0%

Mail-Order Penetration
Retail	28.1%	25.8%	2.3%
Group	7.8%	8.5%	-0.7%
Total	27.1%	24.8%	2.3%

				Percentage
			Difference	Change
Script volume (L)
Retail	199,800	184,200	15,600	8.5%
Group	9,600	10,300	(700)	-6.8%

Total	209,400	194,500	14,900	7.7%

Humana Inc.

Investments

Dollars in millions

	Fair value
	6/30/2016	3/31/2016	12/31/2015
Investment Portfolio:
Cash & cash equivalents	$2,429	$2,801	$2,571
Investment securities	7,417	7,738	7,267
Long-term investment securities	2,051	1,940	1,843

Total investment portfolio	$11,897	$12,479	$11,681

Duration (M)	4.13	3.85	4.05

Average Credit Rating	AA	AA	AA

Investment Portfolio Detail:
Cash and cash equivalents	$2,429	$2,801	$2,571

U.S. Government and agency obligations
U.S. Treasury and agency obligations	545	453	332
U.S. Government residential mortgage-backed	1,724	1,999	1,857
U.S. Government commercial mortgage-backed	17	35	34

Total U.S. Government and agency obligations	2,286	2,487	2,223

Tax-exempt municipal securities
Pre-refunded	184	170	178
Insured	144	163	173
Other	2,774	2,702	2,312
Auction rate securities	3	3	5

Total tax-exempt municipal securities	3,105	3,038	2,668

Residential mortgage-backed	10	11	13
Commercial mortgage-backed	751	859	985
Asset-backed securities	190	253	263
Corporate securities
Financial services	749	730	735
Other	2,377	2,300	2,223

Total corporate securities	3,126	3,030	2,958

Total investment portfolio	$11,897	$12,479	$11,681

Humana Inc.

Detail of Benefits Payable Balance and Year-to-Date Changes

Dollars in millions

	June 30, 2016	June 30, 2015	December 31, 2015
Detail of benefits payable
IBNR (N)	$3,539	$3,376	$3,730
Reported Claims in Process (O)	670	522	600
Premium Deficiency Reserve (P)	337	—	176
Other Benefits Payable (Q)	712	883	470

Total Benefits Payable	$5,258	$4,781	$4,976

	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015	Year Ended December 31, 2015
Year-to-date changes in benefits payable, excluding military services

Balances at January 1	$4,976	$4,475	$4,475
Less: Premium Deficiency Reserve	(176)	—	—
Less: Reinsurance recoverables (R)	(85)	(78)	(78)

Balances at January 1, net	4,715	4,397	4,397

Incurred related to:
Current year	23,211	22,520	44,397
Prior years (S)	(435)	(178)	(236)

Total incurred	22,776	22,342	44,161

Paid related to:
Current year	(18,720)	(18,239)	(39,802)
Prior years	(3,925)	(3,823)	(4,041)

Total paid	(22,645)	(22,062)	(43,843)

Premium Deficiency Reserve	337	—	176
Reinsurance recoverables (R)	75	104	85

Balances at end of period	5,258	$4,781	$4,976

	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015	Year Ended December 31, 2015
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$22,776	$22,342	$44,161
Military services benefit expense	6	6	12
Premium Deficiency Reserve	161	—	176
Future policy benefit expense (T)	(37)	(91)	(80)

Consolidated Benefit Expense	$22,906	$22,257	$44,269

Humana Inc.

Benefits Payable Statistics (U)

Receipt Cycle Time (V)

	2016	2015	Change	Percentage Change
1st Quarter Average	14.8	13.9	0.9	6.5%
2nd Quarter Average	14.0	14.0	—	0.0%
3rd Quarter Average	n/a	13.8	n/a	n/a
4th Quarter Average	n/a	14.3	n/a	n/a
Average	14.4	14.0	0.4	2.9%

Unprocessed Claims Inventories (W)

Date	Estimated Valuation (millions)	Number of Days on Hand
6/30/2014	$817	7.3
9/30/2014	$823	7.1
12/31/2014	$782	6.4
3/31/2015	$862	6.7
6/30/2015	$779	5.6
9/30/2015	$920	6.8
12/31/2015	$844	5.8
3/31/2016	$888	6.4
6/30/2016	$834	5.8

Humana Inc.

Benefits Payable Statistics (Continued) (U)

Days in Claims Payable (X)

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
6/30/2014	48.7	(2.0)	-3.9%
9/30/2014	46.6	(2.9)	-5.9%
12/31/2014	43.5	(4.3)	-9.0%
3/31/2015	42.8	(4.9)	-10.3%
6/30/2015	41.1	(7.6)	-15.6%
9/30/2015	43.4	(3.2)	-6.9%
12/31/2015	41.6	(1.9)	-4.4%
3/31/2016	43.0	0.2	0.5%
6/30/2016	42.6	1.5	3.6%

Change in Days in Claims Payable (X,Y)

	1Q 2016	2Q 2016	YTD 2Q16	2Q 2015	YTD 2Q15	Last Twelve Months
DCP - beginning of period	41.6	43.0	41.6	42.8	43.5	41.1
Components of change in DCP:
Change in unprocessed claims inventories	0.4	(0.5)	(0.1)	0.2	0.9	0.4
Change in processed claims inventories	1.0	(0.2)	0.8	—	0.2	1.1
Change in pharmacy payment cutoff	—	(0.1)	(0.1)	(0.1)	0.1	—
Change due to provider surplus accruals and related settlements (Z)	0.6	1.3	1.9	0.9	0.5	(0.5)
All other (AA)	(0.6)	(0.9)	(1.5)	(2.7)	(4.1)	0.5

DCP - end of period	43.0	42.6	42.6	41.1	41.1	42.6

Humana Inc.

Footnotes to Statistical Schedules and Supplementary Information

2Q 2016 Earnings Release

(A)	The Medicaid and other category include the company’s Medicaid and military services businesses as well as the closed block of long-term care insurance policies.
(B)	The ASO and other category is primarily comprised of Administrative Services Only (ASO) fees and other ancillary services fees.
(C)	Includes Medicaid Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services (LTSS) from state-based contracts.
(D)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(E)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(F)	The majority of military services revenues are generally not contracted on a per-member basis.
(G)	In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.
(H)	A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.
(I)	Based on full-time employee equivalent counts that include clinicians responsible for managing and coordinating member care. Excludes professionals that support the non-clinical aspects of care.
(J)	Based on employee headcount figures that include clinicians responsible for managing and coordinating member care. Excludes professionals that support the non-clinical aspects of care.
(K)	Includes the number of high-risk discharges enrolled in the Humana Transitions Program over the last 12 months.
(L)	Script volume is presented on an adjusted 30-day equivalent basis.
(M)	Duration is the time-weighted average of the present value of the fixed income portfolio cash flows.
(N)	IBNR represents an estimate of benefits expense payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in a lower IBNR). IBNR includes unprocessed claims inventories.
(O)	Reported claims in process represents the estimated valuation of processed claims that are in the post-claim adjudication process, which consists of administrative functions such as audit and check batching and handling, as well as amounts owed to the company’s pharmacy benefit administrator, which fluctuate due to bi-weekly payments and the month-end cutoff.
(P)	Premium deficiency reserve recorded related to certain of the company’s 2016 Affordable Care Act (ACA) compliant individual commercial policies. The amount included in benefits payable represents the unamortized portion of that reserve.
(Q)	Other benefits payable primarily include amounts owed to providers under capitated and risk sharing arrangements.
(R)	Represents reinsurance recoverables associated with the company’s state-based Medicaid contract in Kentucky.
(S)	Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.
(T)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet. Amounts reflect the release of reserves for future policy benefits as individual medical members transitioned to plans compliant with the ACA.
(U)	Benefits payable statistics represents fully-insured medical claims data and exclude military services claims data and specialty benefits.
(V)	The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for the company’s largest claim processing platforms represent approximately 99% of the company’s fully-insured medical claims volume. Pharmacy and specialty claims, including dental, vision and other supplemental benefits are excluded from this measurement.
(W)	Unprocessed claim inventories, included in IBNR, represent fully-insured medical claims which have not been adjudicated and completely processed. These claims can be received but not entered into the claims system, pended for further review prior to final processing, or held due to prepay edits. Number of days on hand represents the estimated unprocessed inventory value divided by the average processed dollars per day for the quarter.
(X)	A common metric for monitoring benefits payable levels relative to the benefit expense is days in claims payable, or DCP, which represents the benefits payable at the end of the period divided by average benefits expense per day in the quarterly period. This metric excludes military services, Medicare stand-alone PDPs, reinsurance expense related to commercial individual and long-duration products, and the premium deficiency reserve recorded related to certain of the 2016 ACA – compliant individual commercial policies.
(Y)	DCP fluctuates due to a number of factors, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter.
(Z)	Provider surplus accruals represent portions of capitation payments set aside to pay future settlements for capitated providers. Related settlements generally happen over a 12-month period. However, in 2014 and 2015, amounts related to provider surpluses accrued in 2013 and prior were settled resulting in negative impact to DCP since the related expenses were recorded in prior years. The company believes it has now paid substantially all settlements related to 2013 and prior.
(AA)	The “All Other” component in the DCP rollforward primarily includes items related to claim payment processes, the impact of pharmacy costs, and other expenses that impact benefits expense differently than the liability. Changes in claim payment-processes would primarily include (1) gradual implementation during 2014 of inpatient authorization review prior to admission as opposed to post adjudication and (2) changes in certain components of claim payment cycle time.